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                                                                    Exhibit 23.1


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-77302, 33-83606, 33-77304, 33-93324, 333-06847, 333-06845,
333-67771, 333-67773, and 333-67777) pertaining to the Inso Corporation 1993
Stock Purchase Plan, 1993 Stock Incentive Plan, 401(k) Plan, 1996 Non-employee Director Plan and 1996 Stock Incentive Plan and in the Registration Statement (Form S-3 No. 333-69259) of Inso Corporation and in the related Prospectus of our report dated March 6, 2000, except for Note 16, as to which the date is April 11, 2000, with respect to the consolidated financial statements and schedule of Inso Corporation included in this Annual Report (Form 10-K) for the year ended January 31, 2000.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 19, 2000